HomeTrust Bancshares, Inc. Announces Financial Results for the Fourth Quarter and Fiscal Year 2023 and Quarterly Dividend
ASHEVILLE, N.C., July 26, 2023 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the fourth quarter and fiscal year 2023 and approval of its quarterly cash dividend.
For the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023:
•net income was $15.0 million compared to $6.7 million;
•diluted earnings per share ("EPS") was $0.90 compared to $0.40;
•annualized return on assets ("ROA") was 1.39% compared to 0.69%;
•annualized return on equity ("ROE") was 12.85% compared to 6.21%;
•net interest income was $43.9 million compared to $41.5 million;
•net interest margin was 4.32% compared to 4.55%;
•provision for credit losses was $405,000 compared to $8.8 million;
•noninterest income was $6.9 million compared to $8.3 million;
•net organic loan growth was $13.2 million, or 1.5% annualized, compared to $104.1 million, or 14.2% annualized; and
•cash dividends of $0.10 per share totaling $1.7 million for both periods.
Results for the year ended June 30, 2023 include the impact of the merger of Quantum Capital Corp. ("Quantum") into the Company effective February 12, 2023. The addition of Quantum contributed total assets of $656.7 million, including loans of $561.9 million, and $570.6 million of deposits, all reflecting the impact of purchase accounting adjustments. Merger-related expenses of $5.5 million were recognized during the year ended June 30, 2023, while a $5.3 million provision for credit losses was recognized during the fiscal year to establish allowances for credit losses on both Quantum's loan portfolio and off-balance-sheet credit exposure.
For the fiscal year ended June 30, 2023 compared to the previous year:
•net income was $44.6 million compared to $35.7 million;
•diluted EPS was $2.80 compared to $2.23;
•ROA was 1.16% compared to 1.01%;
•ROE was 10.43% compared to 9.00%;
•net interest income was $157.4 million compared to $110.8 million;
•net interest margin was 4.38% compared to 3.38%;
•provision for credit losses was $15.4 million compared to a net benefit of $592,000;
•noninterest income was $31.1 million compared to $39.1 million;
•net organic loan growth was $321.1 million, or 11.8%, compared to $91.2 million, or 3.4%; and
•cash dividends of $0.39 per share totaling $6.2 million compared to $0.35 per share totaling $5.5 million.
The unrealized loss on our available for sale investment portfolio was $5.3 million, or 3.4% of book value as of June 30, 2023, compared to $3.1 million, or 2.4% of book value as of June 30, 2022. No held to maturity securities were held as of either date.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per common share payable on August 31, 2023 to shareholders of record as of the close of business on August 17, 2023.
“The continuation of our strong quarterly financial results is the collective impact of our teammates believing in our vision and executing daily for our customers and each other,” said Hunter Westbrook, President and Chief Executive Officer. Our focus in recent quarters has been prudent growth in our loan portfolio while continuing to manage changes in liquidity. Overall, total loans were up slightly from last quarter, driven by an intentional shift to commercial and industrial lending while reducing commercial real estate lending. Consistent with many other institutions, in response to a downward trend in deposit balances in recent quarters, we have increased our wholesale borrowings while strengthening our contingent liquidity position.
“Our 4.32% net interest margin for the quarter continues to be strong relative to the industry, decreasing for the first time after two years of expansion. In addition, this was the first full quarter where the positive impact of our merger with Quantum was reflected in our financial results, contributing to the improvement in our annualized return on assets to 1.39%. Consistent with prior periods, credit quality remains strong with nonperforming classified credits at historically low levels.
“Lastly, our Board of Directors recently approved moving our fiscal year end from June 30th to December 31st. Although additional cost to execute the change will be incurred, we believe the benefits of aligning our year end with other high-performing commercial banks outweigh these one-time expenses.”
WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended June 30, 2023 and March 31, 2023
Net Income.  Net income totaled $15.0 million, or $0.90 per diluted share, for the three months ended June 30, 2023 compared to $6.7 million, or $0.40 per diluted share, for the three months ended March 31, 2023, an increase of $8.3 million, or 122.9%. The results for the three months ended June 30, 2023 compared to the quarter ended March 31, 2023 were positively impacted by a $2.4 million increase in net interest income, an $8.4 million decrease in the provision for credit losses and a $4.7 million decrease in merger-related expenses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the Company's distribution of average assets, liabilities and equity, as well as interest income on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	June 30, 2023			March 31, 2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,769,449	$56,122	5.97%	$3,413,641	$47,908	5.69%
Debt securities available for sale	164,105	1,338	3.27	156,778	1,183	3.06
Other interest-earning assets(2)	138,420	1,671	4.84	124,120	1,575	5.15
Total interest-earning assets	4,071,974	59,131	5.82	3,694,539	50,666	5.56
Other assets	270,410			253,746
Total assets	$4,342,384			$3,948,285
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$639,250	$1,148	0.72%	$645,011	$976	0.61%
Money market accounts	1,261,590	6,539	2.08	1,133,415	4,338	1.55
Savings accounts	217,997	49	0.09	230,820	48	0.08
Certificate accounts	641,256	4,926	3.08	515,326	2,502	1.97
Total interest-bearing deposits	2,760,093	12,662	1.84	2,524,572	7,864	1.26
Junior subordinated debt	9,954	218	8.78	5,299	109	8.34
Borrowings	169,134	2,355	5.58	98,400	1,239	5.11
Total interest-bearing liabilities	2,939,181	15,235	2.08	2,628,271	9,212	1.42
Noninterest-bearing deposits	879,303			830,510
Other liabilities	55,268			49,674
Total liabilities	3,873,752			3,508,455
Stockholders' equity	468,632			439,830
Total liabilities and stockholders' equity	$4,342,384			$3,948,285
Net earning assets	$1,132,793			$1,066,268
Average interest-earning assets to average interest-bearing liabilities	138.54%			140.57%
Non-tax-equivalent
Net interest income		$43,896			$41,454
Interest rate spread			3.74%			4.14%
Net interest margin(3)			4.32%			4.55%
Tax-equivalent(4)
Net interest income		$44,194			$41,744
Interest rate spread			3.77%			4.17%
Net interest margin(3)			4.35%			4.58%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $298 and $290 for the three months ended June 30, 2023 and March 31, 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended June 30, 2023 increased $8.5 million, or 16.7%, compared to the three months ended March 31, 2023, which was driven by an $8.2 million, or 17.1%, increase in interest income on loans. The overall increase in average yield and balances was the result of a continual rise in interest rates and inclusion of Quantum's loan portfolio for a full quarter compared to roughly half a quarter in the prior period. Accretion income on acquired loans of $973,000 and $353,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended June 30, 2023 increased $6.0 million, or 65.4%, compared to the three months ended March 31, 2023, the result of a $4.8 million, or 61.0%, increase in interest expense on deposits and a $1.1 million, or 90.1%, increase on interest expense on borrowings. The increase can be traced to increases in the average cost of funds, primarily the result of a continual rise in market interest rates, and outstanding balances across funding sources, most significantly a result of the Quantum merger.
The following table shows, for the three months ended June 30, 2023 as compared to the three months ended March 31, 2023, the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$5,610	$2,604	$8,214
Debt securities available for sale	70	85	155
Other interest-earning assets	200	(104)	96
Total interest-earning assets	5,880	2,585	8,465
Interest-bearing liabilities
Interest-bearing checking accounts	4	168	172
Money market accounts	562	1,639	2,201
Savings accounts	(2)	3	1
Certificate accounts	666	1,758	2,424
Junior subordinated debt	98	11	109
Borrowings	917	199	1,116
Total interest-bearing liabilities	2,245	3,778	6,023
Net increase in interest income			$2,442
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses ("CECL") model.
The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Three Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Provision (benefit) for credit losses
Loans	$910	$8,360	$(7,450)	(89)%
Off-balance-sheet credit exposure	(505)	400	(905)	(226)
Total provision (benefit) for credit losses	$405	$8,760	$(8,355)	(95)%
For the quarter ended June 30, 2023, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $1.2 million during the quarter:
•$0.1 million provision driven by changes in the loan mix.
•$0.3 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.1 million decrease in specific reserves on individually evaluated credits.
For the quarter ended March 31, 2023, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $0.1 million during the quarter:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$2.0 million provision driven by loan growth and changes in the loan mix.
•$1.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.2 million increase in specific reserves on individually evaluated credits.
For the quarter ended June 30, 2023, the $0.5 million benefit for off-balance-sheet credit exposure was the result of changes in the balance and mix of loan commitments as well as changes in the projected economic forecast outlined above. For the quarter ended March 31, 2023, a provision of $0.4 million was also recorded to establish an allowance on Quantum's off-balance-sheet credit exposure.

Noninterest Income.  Noninterest income for the three months ended June 30, 2023 decreased $1.4 million, or 17.1%, when compared to the quarter ended March 31, 2023. Changes in selected components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,393	$2,256	$137	6%
Loan income and fees	792	562	230	41
Gain on sale of loans held for sale	1,109	1,811	(702)	(39)
BOLI income	573	522	51	10
Operating lease income	1,225	1,505	(280)	(19)
Gain (loss) on sale of premises and equipment	82	900	(818)	(91)
Other	714	754	(40)	(5)
Total noninterest income	$6,888	$8,310	$(1,422)	(17)%
•Loan income and fees: The increase can be traced to $291,000 in additional loan prepayment penalties compared to the prior quarter.
•Gain on sale of loans held for sale: The decrease was primarily driven by a decrease in the volume of U.S. Small Business Administration ("SBA") commercial loans and home equity lines of credit ("HELOCs") sold, partially offset by an increase in the volume of residential mortgages sold during the period, all as a result of rising interest rates. During the quarter ended June 30, 2023, $22.0 million of residential mortgages originated for sale were sold with gains of $236,000 compared to $6.4 million sold with gains of $147,000 for the quarter ended March 31, 2023. There were $12.1 million of sales of the guaranteed portion of SBA commercial loans with gains of $721,000 in the current quarter compared to $16.6 million sold and gains of $1.2 million for the same period in the prior quarter. Lastly, the Company sold no HELOCs during the current quarter compared to $35.2 million sold and gains of $354,000 in the prior quarter.
•Operating lease income: The decrease was the result of lower contractual earnings due to a decline in the average balance of assets being leased as well as gains or losses incurred upon disposal of previously leased equipment, where we recognized a net loss of $279,000 for the three months ended June 30, 2023 versus a net gain of $17,000 in the prior quarter.
•Gain on sale of premises and equipment: During the three months ended June 30, 2023, one property was sold for a gain of $82,000 while during the three months ended March 31, 2023, one property was sold for a gain of $900,000.
Noninterest Expense.  Noninterest expense for the three months ended June 30, 2023 decreased $1.9 million, or 5.9%, when compared to the three months ended March 31, 2023. Changes in selected components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$16,676	$16,246	$430	3%
Occupancy expense, net	2,600	2,467	133	5
Computer services	3,302	2,911	391	13
Telephone, postage and supplies	677	613	64	10
Marketing and advertising	696	372	324	87
Deposit insurance premiums	549	612	(63)	(10)
Core deposit intangible amortization	859	606	253	42
Merger-related expense	—	4,741	(4,741)	(100)
Other	5,552	4,265	1,287	30
Total noninterest expense	$30,911	$32,833	$(1,922)	(6)%
•Computer services: The increase can be primarily traced to additional recurring expenses associated with incorporating Quantum's operations.
•Marketing and advertising: The increase is the result of differences in the timing of when expenses are incurred quarter-over-quarter.
•Core deposit intangible amortization: The increase is a result of the Quantum merger core deposit intangible amortization recognized for a full quarter compared to a partial quarter in the prior period.
•Merger-related expenses: During the quarter ended March 31, 2023, the Company completed its merger with Quantum in which significant expenses were incurred, including the payout of severance and employment contracts, professional fees, termination of prior contracts, and conversion of IT systems. No additional expenses were incurred in the current quarter.
•Other: The increase is primarily the result of $552,000 in fraud losses recorded during the current quarter versus a $36,000 net recovery of previously recorded losses in the prior quarter.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rate for the quarter ended June 30, 2023 was 22.9% versus 17.6% in the prior quarter. Income tax expense for the three months ended June 30, 2023 increased

$3.0 million as a result of higher taxable income and changes in the effective state tax rate due to the addition of Quantum. Beyond generating lower taxable income, the expense for the prior quarter was reduced by permanent tax differences associated with exercised employee stock options.
Comparison of Results of Operations for the Years Ended June 30, 2023 and June 30, 2022
Net Income.  Net income totaled $44.6 million, or $2.80 per diluted share, for the year ended June 30, 2023 compared to $35.7 million, or $2.23 per diluted share, for the year ended June 30, 2022, an increase of $8.9 million, or 25.1%. The results for the year ended June 30, 2023 compared to the year ended June 30, 2022 were positively impacted by a $46.6 million, or 42.1%, increase in net interest income partially offset by a $16.0 million increase in the provision for credit losses, a combined $9.2 million, or 62.0%, decrease in gain on sale of loans held for sale and debt securities available for sale and a $5.5 million, or 100.0%, increase in merger-related expenses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the Company's distribution of average assets, liabilities and equity, as well as interest income on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Year Ended June 30,
	2023			2022
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
Assets
Interest-earning assets:
Loans receivable(1)	$3,263,420	$176,270	5.40%	$2,809,673	$109,603	3.90%
Commercial paper	62,686	1,300	2.07	232,676	1,721	0.74
Debt securities available for sale	155,902	4,350	2.79	122,558	1,802	1.47
Other interest-earning assets(2)	115,589	5,206	4.50	114,458	2,988	2.61
Total interest-earning assets	3,597,597	187,126	5.20	3,279,365	116,114	3.54
Other assets	250,788			258,550
Total assets	$3,848,385			$3,537,915
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$641,477	$2,962	0.46%	$646,370	$1,378	0.21%
Money market accounts	1,078,478	13,333	1.24	996,876	1,406	0.14
Savings accounts	230,995	186	0.08	227,452	163	0.07
Certificate accounts	519,237	9,043	1.74	457,186	2,313	0.51
Total interest-bearing deposits	2,470,187	25,524	1.03	2,327,884	5,260	0.23
Junior subordinated debt	3,788	327	8.63	—	—	—
Borrowings	73,385	3,860	5.26	43,376	80	0.18
Total interest-bearing liabilities	2,547,360	29,711	1.17	2,371,260	5,340	0.23
Noninterest-bearing deposits	823,942			724,588
Other liabilities	49,469			45,834
Total liabilities	3,420,771			3,141,682
Stockholders' equity	427,614			396,233
Total liabilities and stockholders' equity	$3,848,385			$3,537,915
Net earning assets	$1,050,237			$908,105
Average interest-earning assets to average interest-bearing liabilities	141.23%			138.30%
Non-tax-equivalent
Net interest income		$157,415			$110,774
Interest rate spread			4.03%			3.31%
Net interest margin(3)			4.38%			3.38%
Tax-equivalent(4)
Net interest income		$158,578			$112,005
Interest rate spread			4.06%			3.35%
Net interest margin(3)			4.41%			3.42%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $1,163 and $1,231 for the years ended June 30, 2023 and 2022, respectively, calculated based on a combined federal and state tax rate of 24%.

Total interest and dividend income for the year ended June 30, 2023 increased $71.0 million, or 61.2%, compared to the year ended June 30, 2022, which was driven by a $66.7 million, or 60.8%, increase in interest income on loans, a $2.5 million, or 141.4%, increase in interest income on debt securities available for sale, and a $2.2 million, or 74.2%, increase in interest income on other interest-earning assets.
Total interest expense for the year ended June 30, 2023 increased $24.4 million, or 456.4%, compared to the year ended June 30, 2022. The increase was primarily the result of increases in the average cost of funds across all funding sources driven by higher market interest rates.
The following table shows, for the year ended June 30, 2023 as compared to the year ended June 30, 2022, the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$17,700	$48,967	$66,667
Commercial paper	(1,257)	836	(421)
Debt securities available for sale	490	2,058	2,548
Other interest-earning assets	30	2,188	2,218
Total interest-earning assets	16,963	54,049	71,012
Interest-bearing liabilities
Interest-bearing checking accounts	(10)	1,594	1,584
Money market accounts	115	11,812	11,927
Savings accounts	3	20	23
Certificate accounts	314	6,416	6,730
Junior subordinated debt	327	—	327
Borrowings	55	3,725	3,780
Total interest-bearing liabilities	804	23,567	24,371
Net increase in interest income			$46,641
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Year Ended June 30,
(Dollars in thousands)	2023	2022	$ Change	% Change
Provision (benefit) for credit losses
Loans	$15,389	$(1,473)	$16,862	1,145%
Off-balance-sheet credit exposure	253	981	(728)	(74)
Commercial paper	(250)	(100)	(150)	(150)
Total provision (benefit) for credit losses	$15,392	$(592)	$15,984	2,700%
For the year ended June 30, 2023, the "loans" portion of the provision (benefit) for credit losses was the result of the following, offset by net charge-offs of $3.2 million during the period:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$1.3 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$4.9 million provision driven by loan growth and changes in the loan mix.
•$2.6 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.5 million reduction of specific reserves on individually evaluated credits, which was tied to two relationships which were fully charged-off during the period.
For the year ended June 30, 2022, the "loans" portion of the benefit for credit losses was driven by an improvement in the economic forecast, as more clarity was gained regarding the impact of COVID-19 upon the loan portfolio.
For the year ended June 30, 2023, a provision of $0.4 million was also recorded to establish an allowance on Quantum's off-balance-sheet credit exposure. The remainder of the change in the provision for off-balance-sheet credit exposure was the result of changes in the balance and mix of loan commitments as well as changes in the projected economic forecast outlined above, which is the same reasoning for the provision for the year ended June 30, 2022.

Noninterest Income.  Noninterest income for the year ended June 30, 2023 decreased $8.1 million, or 20.6%, year-over-year. Changes in selected components of noninterest income are discussed below:

	Year Ended June 30,
(Dollars in thousands)	2023	2022	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$9,510	$9,462	$48	1%
Loan income and fees	2,571	3,185	(614)	(19)
Gain on sale of loans held for sale	5,608	12,876	(7,268)	(56)
BOLI income	2,116	2,000	116	6
Operating lease income	5,471	6,392	(921)	(14)
Gain on sale of debt securities available for sale	—	1,895	(1,895)	(100)
Gain (loss) on sale of premises and equipment	2,097	(87)	2,184	2,510
Other	3,677	3,386	291	9
Total noninterest income	$31,050	$39,109	$(8,059)	(21)%
•Loan income and fees: The decrease was driven by lower underwriting fees, interest rate swap fees and prepayment penalties in the current year compared to last year, all of which were impacted by rising interest rates.
•Gain on sale of loans held for sale: The decrease was primarily driven by a decrease in the volume of SBA loans and residential mortgages sold during the period as a result of rising interest rates. During the year ended June 30, 2023, there were $56.6 million of residential mortgages originated for sale sold with gains of $1.1 million compared to $263.0 million sold with gains of $6.4 million in the prior year. There were $49.0 million of sales of the guaranteed portion of SBA commercial loans with gains of $3.4 million in the current year compared to $54.7 million sold with gains of $5.4 million in the prior year. There were $99.4 million of HELOCs sold during the current year with gains of $897,000 compared to $120.0 million sold with gains of $791,000 in the prior year. Lastly, $11.5 million of indirect auto finance loans were sold out of the held for investment portfolio during the prior year for a gain of $205,000. No such sales occurred in the current year.
•Operating lease income: The decrease was the result of lower contractual earnings due to a decline in the average balance of assets being leased as well as gains or losses incurred upon disposal of previously leased equipment, where we recognized a net loss of $451,000 for the current year versus a net loss of $12,000 in the prior year.
•Gain on sale of debt securities available for sale: The decrease was driven by the sale of seven trust preferred securities during the prior year which had previously been written down to zero through purchase accounting adjustments from a merger in a prior period. No securities were sold during the current year.
•Gain (loss) on sale of premises and equipment: During the current year, four properties were sold for a combined gain of $2.6 million, partially offset by additional impairment of $420,000 on premises associated with prior branch closures. During the prior year, no sales occurred but $87,000 of additional impairment was recorded on premises held for sale.
Noninterest Expense.  Noninterest expense for the year ended June 30, 2023 increased $10.8 million, or 10.3%, year-over-year. Changes in selected components of noninterest expense are discussed below:

	Year Ended June 30,
(Dollars in thousands)	2023	2022	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$62,221	$59,591	$2,630	4%
Occupancy expense, net	9,891	9,692	199	2
Computer services	11,772	10,629	1,143	11
Telephone, postage and supplies	2,468	2,545	(77)	(3)
Marketing and advertising	2,139	2,583	(444)	(17)
Deposit insurance premiums	2,249	1,712	537	31
Core deposit intangible amortization	1,525	250	1,275	510
Officer transition agreement expense	—	1,795	(1,795)	(100)
Merger-related expense	5,465	—	5,465	100
Other	18,179	16,300	1,879	12
Total noninterest expense	$115,909	$105,097	$10,812	10%
•Computer services: The increase can be traced to additional recurring expenses associated with incorporating Quantum's operations, continued investments in technology and the cost of services provided by third parties.
•Marketing and advertising: The decrease is due to a reduction in traditional media advertising (print, billboards, etc.) in favor of digital platforms at lower costs.
•Deposit insurance premium: The increase in expense is due to increases in the rates the Company is charged for deposit insurance as well as growth in the assessment base due to the Quantum merger.
•Core deposit intangible amortization: See explanation in the "Comparison of Results of Operations for the Three Months Ended June 30, 2023 and March 31, 2023" section above.

•Officer transition agreement expense: In May 2022, the Company entered into an amended and restated employment and transition agreement with the Company's Chairman and CEO, Dana Stonestreet. As part of this agreement, the full amount of the estimated separation payment was accrued in the prior year. No such expenses were incurred in the current year.
•Merger-related expense: See explanation in the "Comparison of Results of Operations for the Three Months Ended June 30, 2023 and March 31, 2023" section above.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rate for 2023 and 2022 was 22.0% and 21.4%, respectively. Income tax expense for the current year increased $2.8 million as a result of higher taxable income and changes in the effective state tax rate due to the addition of Quantum.
Balance Sheet Review
Total assets increased by $1.1 billion to $4.6 billion and total liabilities increased by $1.0 billion to $4.1 billion, respectively, at June 30, 2023 as compared to June 30, 2022. The majority of these changes were the result of the Company's merger with Quantum.
Stockholders' equity increased $82.3 million, or 21.2%, to $471.2 million at June 30, 2023 as compared to June 30, 2022. Activity within stockholders' equity included $44.6 million in net income, $37.7 million in stock issued in connection with the Company's merger with Quantum, $8.3 million in stock-based compensation and stock option exercises, offset by $6.2 million in cash dividends declared and a $1.7 million decrease in accumulated other comprehensive loss due to increases in market interest rates. As of June 30, 2023, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $47.2 million, or 1.29% of total loans, at June 30, 2023 compared to $34.7 million, or 1.25% of total loans, as of June 30, 2022. The drivers of this year-over-year change are discussed in the "Comparison of Results of Operations for the Years Ended June 30, 2023 and June 30, 2022" section above.
Net loan charge-offs totaled $3.2 million for the year ended June 30, 2023 compared to net recoveries of $694,000 for the year ended June 30, 2022. Net charge-offs as a percentage of average loans were 0.10% for the year ended June 30, 2023 compared to net recoveries of (0.02)% for the prior year.
Nonperforming assets increased $2.0 million, or 31.6%, to $8.3 million at June 30, 2023 compared to $6.2 million at June 30, 2022, although the ratio of nonperforming assets to total assets was 0.18% for both periods due to growth in the balance sheet as a result of organic loan growth and the Company's merger with Quantum. Nonperforming assets included $8.3 million in nonaccruing loans and $100 of real estate owned ("REO") at June 30, 2023, compared to $6.1 million and $200,000 in nonaccruing loans and REO at June 30, 2022. Nonperforming loans to total loans was 0.23% at June 30, 2023 and 0.22% at June 30, 2022.
Classified assets increased $2.9 million, or 13.6%, to $24.5 million at June 30, 2023 compared to $21.5 million at June 30, 2022, although the ratio of classified assets to total assets decreased to 0.53% at June 30, 2023 from 0.61% at June 30, 2022 due to growth in the balance sheet as stated above.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of June 30, 2023, the Company had assets of $4.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown), Southwest Virginia (including the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions, and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to the impact of bank failures or adverse developments of other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effect of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities, including the Company's recent merger with Quantum Capital Corp., might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; goodwill impairment charges might be incurred; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022 (1)
Assets
Cash	$19,266	$18,262	$15,825	$18,026	$20,910
Interest-bearing deposits	284,231	296,151	149,209	76,133	84,209
Cash and cash equivalents	303,497	314,413	165,034	94,159	105,119
Commercial paper, net	—	—	—	85,296	194,427
Certificates of deposit in other banks	33,152	33,102	29,371	27,535	23,551
Debt securities available for sale, at fair value	151,926	157,718	147,942	161,741	126,978
FHLB and FRB stock	20,208	19,125	13,661	9,404	9,326
SBIC investments, at cost	14,927	13,620	12,414	12,235	12,758
Loans held for sale, at fair value	6,947	1,209	518	—	—
Loans held for sale, at the lower of cost or fair value	161,703	89,172	72,777	76,252	79,307
Total loans, net of deferred loan fees and costs	3,658,823	3,649,333	2,985,623	2,867,783	2,769,295
Allowance for credit losses – loans	(47,193)	(47,503)	(38,859)	(38,301)	(34,690)
Loans, net	3,611,630	3,601,830	2,946,764	2,829,482	2,734,605
Premises and equipment, net	73,171	74,107	65,216	68,705	69,094
Accrued interest receivable	14,829	13,813	11,076	9,667	8,573
Deferred income taxes, net	10,912	10,894	11,319	11,838	11,487
Bank owned life insurance ("BOLI")	106,572	105,952	96,335	95,837	95,281
Goodwill	34,111	33,682	25,638	25,638	25,638
Core deposit intangibles, net	10,778	11,637	32	58	93
Other assets	53,124	49,596	48,918	47,339	52,967
Total assets	$4,607,487	$4,529,870	$3,647,015	$3,555,186	$3,549,204
Liabilities and stockholders' equity
Liabilities
Deposits	$3,601,168	$3,675,599	$3,048,020	$3,102,668	$3,099,761
Junior subordinated debt	9,971	9,945	—	—	—
Borrowings	457,263	320,263	130,000	—	—
Other liabilities	67,899	62,821	58,840	56,296	60,598
Total liabilities	4,136,301	4,068,628	3,236,860	3,158,964	3,160,359
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	174	174	157	156	156
Additional paid in capital	171,222	170,670	128,486	127,153	126,106
Retained earnings	308,651	295,325	290,271	278,120	270,276
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,761)	(4,893)	(5,026)	(5,158)	(5,290)
Accumulated other comprehensive loss	(4,100)	(3,034)	(3,733)	(4,049)	(2,403)
Total stockholders' equity	471,186	458,242	410,155	396,222	388,845
Total liabilities and stockholders' equity	$4,607,487	$4,526,870	$3,647,015	$3,555,186	$3,549,204
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,366,673 at June 30, 2023; 17,370,063 at March 31, 2023; 15,673,595 at December 31, 2022; 15,632,348 at September 30, 2022; and 15,591,466 at June 30, 2022.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022 (1)
Interest and dividend income
Loans	$56,122	47,908	$176,270	$109,603
Commercial paper	—	—	1,300	1,721
Debt securities available for sale	1,338	1,183	4,350	1,802
Other investments and interest-bearing deposits	1,671	1,575	5,206	2,988
Total interest and dividend income	59,131	50,666	187,126	116,114
Interest expense
Deposits	12,662	7,864	25,524	5,260
Junior subordinated debt	218	109	327	—
Borrowings	2,355	1,239	3,860	80
Total interest expense	15,235	9,212	29,711	5,340
Net interest income	43,896	41,454	157,415	110,774
Provision (benefit) for credit losses	405	8,760	15,392	(592)
Net interest income after provision (benefit) for credit losses	43,491	32,694	142,023	111,366
Noninterest income
Service charges and fees on deposit accounts	2,393	2,256	9,510	9,462
Loan income and fees	792	562	2,571	3,185
Gain on sale of loans held for sale	1,109	1,811	5,608	12,876
BOLI income	573	522	2,116	2,000
Operating lease income	1,225	1,505	5,471	6,392
Gain on sale of debt securities available for sale	—	—	—	1,895
Gain (loss) on sale of premises and equipment	82	900	2,097	(87)
Other	714	754	3,677	3,386
Total noninterest income	6,888	8,310	31,050	39,109
Noninterest expense
Salaries and employee benefits	16,676	16,246	62,221	59,591
Occupancy expense, net	2,600	2,467	9,891	9,692
Computer services	3,302	2,911	11,772	10,629
Telephone, postage and supplies	677	613	2,468	2,545
Marketing and advertising	696	372	2,139	2,583
Deposit insurance premiums	549	612	2,249	1,712
Core deposit intangible amortization	859	606	1,525	250
Officer transition agreement expense	—	—	—	1,795
Merger-related expenses	—	4,741	5,465	—
Other	5,552	4,265	18,179	16,300
Total noninterest expense	30,911	32,833	115,909	105,097
Income before income taxes	19,468	8,171	57,164	45,378
Income tax expense	4,455	1,437	12,560	9,725
Net income	$15,013	$6,734	$44,604	$35,653
(1)Derived from audited financial statements.

Per Share Data

	Three Months Ended		Year Ended
	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
Net income per common share(1)
Basic	$0.91	$0.40	$2.82	$2.27
Diluted	$0.90	$0.40	$2.80	$2.23
Average shares outstanding
Basic	16,774,661	16,021,994	15,698,618	15,516,173
Diluted	16,781,923	16,077,116	15,781,506	15,810,409
Book value per share at end of period	$27.13	$26.38	$27.13	$24.94
Tangible book value per share at end of period(2)	$24.69	$23.93	$24.69	$23.29
Cash dividends declared per common share	$0.10	$0.10	$0.39	$0.35
Total shares outstanding at end of period	17,366,673	17,370,063	17,366,673	15,591,466
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Year Ended
	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.39%	0.69%	1.16%	1.01%
Return on equity (ratio of net income to average equity)	12.85	6.21	10.43	9.00
Yield on earning assets	5.82	5.56	5.20	3.54
Rate paid on interest-bearing liabilities	2.08	1.42	1.17	0.23
Average interest rate spread	3.74	4.14	4.03	3.31
Net interest margin(2)	4.32	4.55	4.38	3.38
Average interest-earning assets to average interest-bearing liabilities	138.54	140.57	141.23	138.30
Noninterest expense to average total assets	2.86	3.37	3.01	2.97
Efficiency ratio	60.87	65.98	61.50	70.12
Efficiency ratio – adjusted(3)	60.61	57.15	59.12	69.19
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Asset quality ratios
Nonperforming assets to total assets(1)	0.18%	0.18%	0.17%	0.20%	0.18%
Nonperforming loans to total loans(1)	0.23	0.22	0.21	0.24	0.22
Total classified assets to total assets	0.53	0.49	0.50	0.54	0.61
Allowance for credit losses to nonperforming loans(1)	567.56	600.47	629.40	561.10	566.83
Allowance for credit losses to total loans	1.29	1.30	1.30	1.34	1.25
Net charge-offs (recoveries) to average loans (annualized)	0.13	0.01	0.25	0.01	(0.10)
Capital ratios
Equity to total assets at end of period	10.23%	10.12%	11.25%	11.14%	10.96%
Tangible equity to total tangible assets(2)	9.39	9.27	10.62	10.50	10.31
Average equity to average assets	10.79	11.14	11.50	11.00	10.93
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At June 30, 2023, there were $1.9 million of restructured loans included in nonaccruing loans and $3.3 million, or 40.0%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Commercial real estate loans
Construction and land development	$356,674	$368,756	$328,253	$310,985	291,202
Commercial real estate - owner occupied	529,721	524,247	340,824	336,456	335,658
Commercial real estate - non-owner occupied	901,685	926,991	690,241	661,644	662,159
Multifamily	81,827	85,285	69,156	79,082	81,086
Total commercial real estate loans	1,869,907	1,905,279	1,428,474	1,388,167	1,370,105
Commercial loans
Commercial and industrial	245,428	229,840	194,679	205,844	193,313
Equipment finance	462,211	440,345	426,507	411,012	394,541
Municipal leases	142,212	138,436	135,922	130,777	129,766
Total commercial loans	849,851	808,621	757,108	747,633	717,620
Residential real estate loans
Construction and land development	110,074	105,617	100,002	91,488	81,847
One-to-four family	529,703	518,274	400,595	374,849	354,203
HELOCs	187,193	193,037	194,296	164,701	160,137
Total residential real estate loans	826,970	816,928	694,893	631,038	596,187
Consumer loans	112,095	118,505	105,148	100,945	85,383
Total loans, net of deferred loan fees and costs	3,658,823	3,649,333	2,985,623	2,867,783	2,769,295
Allowance for credit losses – loans	(47,193)	(47,503)	(38,859)	(38,301)	(34,690)
Loans, net	$3,611,630	$3,601,830	$2,946,764	$2,829,482	$2,734,605
As of June 30, 2023, the outstanding balance of loans purchased from fintech partners was $25.1 million of commercial and industrial loans and $3.9 million of consumer loans. As of June 30, 2022, the outstanding balance of loans purchased from fintech partners was $17.5 million of commercial and industrial loans and $0.4 million of consumer loans. Although we value these strategic relationships, in August 2022 we discontinued purchases within both loan segments until the impact of the current economic environment upon these portfolios can be better understood.
Deposits

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Core deposits
Noninterest-bearing accounts	$825,481	$872,492	$726,416	$794,242	$745,746
NOW accounts	611,105	678,178	638,896	636,859	654,981
Money market accounts	1,241,840	1,299,503	992,083	960,150	969,661
Savings accounts	212,220	228,390	230,896	240,412	238,197
Total core deposits	2,890,646	3,078,563	2,588,291	2,631,663	2,608,585
Certificates of deposit	710,522	597,036	459,729	471,005	491,176
Total	$3,601,168	$3,675,599	$3,048,020	$3,102,668	$3,099,761
The following bullet points provide further information regarding the composition of our deposit portfolio as of June 30, 2023:
•Total deposits decreased $74.4 million, or 2.1%, during the quarter.
•The balance of uninsured deposits was $913.2 million, or 25.4% of total deposits, which includes $341.9 million of collateralized deposits to municipalities.
•The balance of brokered deposits was $232.5 million, or 6.5% of total deposits.
•Total deposits are evenly distributed between commercial and consumer depositors.
•The average balance of our deposit accounts was $32,000.
•Our largest 25 depositors made up $554.7 million, or 15.4% of total deposits. Of these depositors, $405.0 million, or 11.2% of total deposits, are insured or collateralized deposits to municipalities.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2023	2022
Noninterest expense	$30,911	$32,833	$115,909	$105,097
Less: officer transition agreement expense	—	—	—	1,795
Less: merger-related expenses	—	4,741	5,465	—
Noninterest expense – adjusted	$30,911	$28,092	$110,444	$103,302

Net interest income	$43,896	$41,454	$157,415	$110,774
Plus: tax equivalent adjustment	298	290	1,163	1,231
Plus: noninterest income	6,888	8,310	31,050	39,109
Less: gain on sale of available for sale and equity securities	—	—	721	1,895
Less: gain (loss) on sale of premises and equipment	82	900	2,097	(87)
Net interest income plus noninterest income – adjusted	$51,000	$49,154	$186,810	$149,306

Efficiency ratio	60.87%	65.98%	61.50%	70.12%
Efficiency ratio – adjusted	60.61%	57.15%	59.12%	69.19%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total stockholders' equity	$471,186	$458,242	$410,155	$396,222	$388,845
Less: goodwill, core deposit intangibles, net of taxes	42,410	42,642	25,663	25,683	25,710
Tangible book value	$428,776	$415,600	$384,492	$370,539	$363,135
Common shares outstanding	17,366,673	17,370,063	15,673,595	15,632,348	15,591,466
Book value per share at end of period	$27.13	$26.38	$26.17	$25.35	$24.94
Tangible book value per share at end of period	$24.69	$23.93	$24.53	$23.70	$23.29
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Tangible equity(1)	$428,776	$415,600	$384,492	$370,539	$363,135
Total assets	4,607,487	4,526,870	3,647,015	3,555,186	3,549,204
Less: goodwill and core deposit intangibles, net of taxes	42,410	42,642	25,663	25,683	25,710
Total tangible assets	$4,565,077	$4,484,228	$3,621,352	$3,529,503	$3,523,494

Tangible equity to tangible assets	9.39%	9.27%	10.62%	10.50%	10.31%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.